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Exhibit 10.30

[GT Solar International Letterhead]

May 9, 2008

J. Michal Conaway
One Gentle Breeze
Newport Coast, CA 92657-1640

Dear Mr. Conaway:

        On behalf of GT Solar International, Inc. ("GT Solar"), I wish to convey our appreciation for your decision to join the Board of Directors of GT Solar. We are very excited about our growth opportunities, and are pleased that you have decided to help us reach our objectives.

        According to its bylaws, the business and affairs of GT Solar shall be managed by or under the direction of the Board of Directors. Our bylaws also state that Directors shall be elected annually and shall hold office until the next annual meeting.

        The Board of Directors will meet on a regular basis, approximately four times each year, in addition to the Annual Meeting. Special meetings may be called periodically by the Chairman of the Board or the President and CEO of GT Solar, Thomas Zarrella.

        Your compensation as a director will be $30,000 per year, payable quarterly in advance. In addition, you shall be eligible for additional fees in conjunction with your service on committees of the Board of Directors. It is anticipated that you will serve on the Board's Audit Committee and at least one additional Board Committee. A fee schedule outlining the fees for service on the Board and various committees is attached as Exhibit A. All Board fees are subject to an aggregate cap of $75,000 annually per Board member. You shall also be eligible for reimbursement for reasonable and customary food, travel and lodging expenses incurred by you in connection with your service as a member of the Board.

        As part of your Board membership, you will receive 1,000 restricted stock units, 500 of which will vest on the first anniversary of the grant and the remaining 500 of which will vest on the second anniversary of the grant. However, the restricted stock units shall vest for only so long as you serve as a member of the Board.

        Notwithstanding the foregoing, in the event of the termination of your service as a result of a change in control of GT Solar, the restricted stock units shall vest according to the following schedule: (i) if the termination occurs on or before the one year anniversary of your joining the Board, 500 of the restricted stock units shall vest, and (ii) if the termination occurs during the 12 months immediately following the one year anniversary of your joining the Board, the remaining 500 restricted stock units shall vest. Finally, any grant to you shall be subject to the terms of a Restricted Stock Unit Agreement which shall be furnished upon issuance of the grant.

        To confirm compliance with the requirements of Sarbanes-Oxley and NASDAQ listing rules, this offer letter is conditioned upon your providing to GT Solar a completed copy of the Directors and Officers Questionnaire, a copy of which is enclosed, and GT Solar's acceptance of your responses to the questionnaire.

        We are truly excited about the prospect of your joining our Board. I am confident that your work will prove instrumental in helping us build a world-class company. Please confirm your acceptance by executing the enclosed copies of this letter and the enclosed Confidentiality Agreement, retaining one of each for your records, and returning one copy of each to GT Solar, attention Edwin Lewis, in the envelope provided. As always, please feel free to contact me should you wish to discuss any aspect of your service on GT Solar's Board of Directors.

Sincerely,
/s/ J. Bradford Forth
J. Bradford Forth Chairman
cc: E. Lewis
Accepted:
/s/ J. Michal Conaway J. Michal Conaway
Date:	16 May 2008

EXHIBIT A

GT Solar International, Inc.
Board Service Fee Schedule

Service Type	Member Fee (Annualized)	Chairman Fee (Annualized)
Board Member Service	$30,000	Not Applicable
Audit Committee	$7,500	$15,000
Supplemental pre-IPO Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Supplemental pre-IPO Compensation Committee	$5,000	$10,000
Governance & Nominating Committee	$5,000	$10,000
Supplemental pre-IPO Governance & Nominating Committee	$5,000	$10,000

Notes:

1.
The annual maximum annual total combined fee for GT Solar International, Inc. Board Service is $75,000.

2.
Fees are disbursed proportionately on a quarterly basis gross, (less applicable taxes).

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  Exhibit 10.30